Exhibit 99.1

Optimer Announces $35.9 Million Private Placement

SAN DIEGO, CA – October 24, 2007 – Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced that it has entered into a securities purchase agreement with certain institutional investors to raise $35.9 million from the private placement of 4.6 million newly issued shares of its common stock, at a price of $7.80 per share. Subject to the satisfaction of customary closing conditions, the financing is expected to close on or about October 29, 2007.

Piper Jaffray and Co. acted as exclusive placement agent for this offering.

The shares of Optimer’s common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The shares were offered and will be sold only to a limited number of accredited investors. Optimer has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Optimer’s common stock.

About Optimer

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer currently has two late-stage anti-infective product candidates. OPT-80, currently in two pivotal Phase 3 clinical trials, is being developed for the treatment of Clostridium difficile-associated diarrhea, the most common hospital-acquired diarrhea. Prulifloxacin, also currently in two pivotal Phase 3 clinical trials, is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the private placement and the expected closing of the private placement. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any future events will occur. There are a number of important factors that could cause Optimer’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the satisfaction of the closing conditions to the closing of the private placement and the risks described in Optimer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Optimer disclaims any obligation to update forward-looking statements.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736